                                                                     EXHIBIT 1.4




                            Dated    September 1998













                            (1) GIE CRUISE VISION TWO

                        (2) ROYAL CARIBBEAN CRUISES LTD.














--------------------------------------------------------------------------------

              Amendment No. 4 to a Lease Agreement ("credit-bail")
                  dated 3 March 1993 relating to one passenger
                         cruise vessel, yard number B31

--------------------------------------------------------------------------------

                                AMENDMENT NO. 4
                     to the LEASE AGREEMENT ("CREDIT-BAIL")
                               dated March 3, 1993
                     relating to one passenger cruise vessel
                                 yard number B31

BETWEEN

(1) G.I.E. CRUISE VISION TWO, a French "Groupement d'Interet Economique" governed by Ordinance No. 67-821 of 23 September 1967, having its registered office at Tour Societe Generale (ENTR/OPE/Inv), 17 cours Valmy - 92800 PUTEAUX, France (the "Owner"), represented by its "administateur", Air-Bail, in turn represented by Diony LEBOT, being duly authorized, and

(2) ROYAL CARIBBEAN CRUISES LTD., a company incorporated in Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia (the "Charterer"), represented by Kenneth D. DUBBIN an officer being duly authorized,

WHEREAS

A) By a lease agreement ("Credit-Bail") dated 3 March 1993 as complemented by Amendments No. 1 dated 12 July 1994, No. 2 dated 17 January 1996 and No. 3 dated 20 February 1996 (together the "Lease Agreement") the
    Owner agreed to bareboat charter by way of credit-bail to the Charterer one passenger cruise vessel more particularly described therein (the "Vessel").

B) For the acquisition or continuing ownership of the Vessel, the Owner has been granted financial facilities by the Lenders (as defined in the Lease Agreement). It is a condition of the documentation relating to the said financial facilities that no amendment or modification to the Lease Agreement may be made without the consent of the Lenders.

C)  The parties wish to amend the Lease Agreement as hereafter appears.



NOW, THEREFORE, IT IS AGREED AS FOLLOWS :

1. Expressions defined in the Lease Agreement shall have the same meaning when used in this Amendment No. 4.

2. The Owner declares and warrants that it has received the consent of the Lenders for the execution by it of this Amendment No. 4.

3. Clause 2 of the Lease Agreement is hereby amended as follows:

- the following sentence is hereby added at the end of the definition of "Rental Payments":

"Each Rental Payment will be equal to the sum of the Fixed Amount and of the Variable Amount as defined in Clause 13.3 and Exhibit A".

- the following definition of "libor" shall be added to other definitions :

"LIBOR" means in relation to any amount and for any period the offered rate for Dollar deposits for such amount and for such period which is:

                            (i) the arithmetic mean as determined by the Lenders of the rates of interest published or reported by Reuters Limited (through its Reuters Monitor service by reference to the "LIBO" page) for the amount and period in question which appeared at or about 11:00 a.m. London time on the second banking day in London before the first day of such a period (the "Quotation Date"); or

(ii) if the relevant page is not displayed on the Reuters Monitor service or the Reuters Monitor service is not operating at the relevant time or if no such offered rate appears on the Reuters Monitor service page, the rate per annum of the offered quotation for deposits in Dollars for the amount and period in question which appears on page 3750 of the Telerate screen (or such other page which may replace such page from time to time on the Telerate screen) at or about 11:00 a.m. London time on the Quotation Date; or

(iii) if the relevant page is not displayed on the Telerate screen or the Telerate screen is not operating at the relevant time or if no such offered rate appears on the Telerate screen, the rate determined by the Lenders to be the mean of the rates (rounded up to four decimal places) at which deposits in Dollars and in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period were being offered by first class banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date;


4. The first sentence of Clause 9.6 of the Lease Agreement is hereby amended to read as follows :

" The Charterer may, by not more than six months', nor less than one month's, notice by registered letter, return receipt requested, or by letter delivered by "huissier" to the Owner, elect to purchase the Vessel on the eighteenth Rental Payment Date, or on any subsequent Rental Payment Date, for a price equal to the aggregate of (i) the Purchase Option Price and (ii) all other sums then due and unpaid under this Agreement excluding the Rental Payment on the date of payment of the Purchase Option Price, which such Rental Payment shall not be due and payable as a result of the purchase of the Vessel by the Charterer), (and, for this purpose, the amount then subject to the Pledge shall be set off against such obligation of the Charterer to pay the Purchase Option Price), payable in cash (OPTION D'ACHAT ANTICIPEE), under the same conditions (except for the price) as stated in Clause 9.2."

5. The first sentence of Clause 9.7 (I) (a) of the Lease Agreement is hereby amended to read as follows :

" In the event that any of the Early Termination Events described in paragraph ( c ) occurs after Delivery, the Owner shall, whilst such Early Termination Event is continuing, be entitled, by notice in writing to the Charterer given not more than 30 days following the receipt by the Owner of written notice from the Charterer stating that such event has occured (and, for the avoidance of doubt, failure by the Owner to give such notice within such period shall result in the Owner having no further rights under this Clause in relation to the Early Termination Event in question), to terminate the Lease on the ninetieth (90th) day following the date of the Owner's notice whereupon the Charterer shall be obliged to pay (i) the relevant Early Termination Amount set out in column D or E of Appendix B together (if the Early Termination Amount does not become due on a Rental Payment Date) with accrued interest thereon (it being agreed however that no interest shall accrue on that portion of the Early Termination Amount as equals the amount of money then subject to the Pledge) from the Rental Payment Date immediately preceding the date on which the Early Termination Amount becomes due to the date of payment calculated on the basis of the actual number of days elapsed since such preceding Rental Payment Date at a rate equal to (A) (during the first 102 calendar months after the Delivery Date) the higher of
    (a) 8.442 % per annum or (b) the sum, as determined by the Owner, of (b1) 0,6 % (zero point six per cent) and (b2) the LIBOR applicable to the Variable Amount of the next following Rental Payment as defined in Clause 13.3.1or (B) 7.82 % per annum thereafter and (ii) if the Early Termination Amount is due on a Rental Payment Date, the relevant Rental Payment which falls due on that Rental Payment Date and (iii) all other sums then due and unpaid under this Agreement and (iv) (if the Early Termination Amount is not due on a Rental Payment Date) such additional amounts as may be necessary to compensate the Owner for any costs, losses or expenses incurred by the Owner as a result of the re-employment of funds by the Lenders at rates lower than the costs to the Lenders of obtaining such funds until the next scheduled
    Rental Payment Date (and, for this purpose, an amount equal to the Instalments then subject to the Pledge shall be set off against the Early Termination Amount)."

6. Clause 9.7 (II) of the Lease Agreement is hereby amended in its entirety to read as follows :

"In the event that, following Delivery there is a real risk that access of the Vessel to U.S. ports will be denied or restricted (to an extent which the Charterer, acting reasonably, deems material) by the enactment and implementation of U.S. federal or state law of general application to vessels or classes of vessels built, owned or controlled in France and, in the reasonable opinion of the Charterer, access of the Vessel to the U.S. ports would not or could not be fully restored by the fulfilment by the Shipyard of the provisions of Article XXII of the Shipbuilding Contract, the Charterer shall be entitled (but not bound), at any time thereafter but within eight and a half years after the Delivery Date if and whilst such threat continues, by not less than fifteen (15) days' prior written notice (which shall be revocable at any time prior to the fifth day before the date stated therein on which the Vessel is to be purchased) to the Owner, to purchase the Vessel upon the date specified in such notice in the manner provided in Clause 9.6 save and except that the price payable by the Charterer to the Owner for the Vessel on such date shall be a price equal to the aggregate of (i) the relevant Early Termination Amount specified in column F or G of Appendix B and (if the Vessel is not purchased on a Rental Payment Date) accrued interest thereon at the rate specified in Clause 9.7
    (I)(a) from the Rental Payment Date immediately preceding the date on which the Vessel is purchased to the date of payment calculated on the basis of the actual number of days elapsed since such preceding Rental Payment Date (it being agreed however that no interest shall accrue on that portion of the Early Termination Amount as equals the amount of money then subject to the Pledge) and (ii) if the Vessel is purchased on a Rental Payment Date, the relevant Rental Payment which falls due on that Rental Payment Date and
    (iii) all other sums then due and unpaid under this Agreement and (iv) if the Vessel is not purchased on a Rental Payment Date such additional amounts as may be necessary to compensate the Owner for any costs, losses or expenses incurred by the Owner as a result of the re-employment of funds by the Lenders at rates lower than the costs to the Lenders of obtaining such funds until the next scheduled Rental Payment Date (and for this purpose, an amount equal to the Instalments then subject to the Pledge shall be set off against the Early Termination Amount)."

7. The first sentence of clause 11.5 (a) of the Lease Agreement is hereby amended to read as follows :

"Upon termination pursuant to Clause 11.4, the Charterer shall pay to the Owner
    (i) the Termination Indemnity, together (if the Termination Indemnity does not fall due on a Rental Payment Date) with accrued interest thereon, (it being agreed, however, that no interest shall accrue on that portion of the Termination Indemnity as equals the amount of money then subject to the Pledge) from the preceding Rental Payment Date to the date of payment calculated on the basis of the actual number of days elapsed since such preceding Rental Payment Date at a rate equal to (A) (during the first 102 calendar months after the Delivery Date) the higher of (a) 8.442 % per annum or (b) the sum, as determined by the Owner, of (b1) 0,6 % (zero point six per cent) and (b2) the LIBOR applicable to the Variable Amount of the next following Rental Payment as defined in Clause 13.3.1 or (B) 7.82 % per annum thereafter and (ii) if the Termination Indemnity is due on a Rental Payment Date, the relevant Rental Payment which falls due on that Rental Payment Date and (iii) any other amounts which have then become due under this Agreement and have not already been paid and (iv) (if the Termination Indemnity does not fall due on a Rental Payment Date) such additional amounts as may be necessary to compensate the Owner for any costs or losses incurred by the Owner as a result of the re-employment of funds by the Lenders at rates lower than the cost to the Lenders of obtaining such funds until the next Rental Payment Date.

8. The first paragraph of Clause 13.3.1 shall be completed by the following :

"Each Rental Payment will be the sum of a Fixed Amount and a Variable Amount as detailed in Exhibit A. The indicative Variable Amount given in Exhibit A has been calculated on the basis of a LIBOR equal to 6,00% per annum. For each Rental Payment, the amount corresponding to the Variable Amount will be determined by multiplying the Notional Amount (as specified in Exhibit A) for the corresponding Rental Payment Date, by a rate equal to 0,6% (zero point six per cent) plus the LIBOR published two Banking Days before the immediately preceding Rental Payment Date. The Variable Amount shall be computed on the basis of a 360 day year and on the exact number of days elapsed during a period starting on the preceding Rental Payment Date and ending on the corresponding Rental Payment Date (the "Interest Period"). For the purpose of the computation of the Variable Amount only, the exact number of days elapsed during the Interest Period shall be a period of six months starting on the 15th of March and ending on the 14th of September, or starting on the 15th of September and ending on the 14th of March, provided that :

(a) the first Interest Period commences on the 16th March 1998;

(b) each subsequent Interest Period shall commence upon the day following the last day of the preceding Interest Period;

(c) any Interest Period ending on a day which is not a Banking Day shall end on the next following Banking Day;

(d) if an Interest Period is lengthened by the application of (c ) above, the following Interest Period shall (without prejudice to the application of (c ) above) end on the day on which it would have ended if the preceding Interest Period had not been so lengthened;

The applicable LIBOR will be notified by the Owner to the Charterer as soon as received from the Lenders. The Variable Amount will be notified by the Owner to the Charterer at least two months before the corresponding Rental Payment Date."

9. The first sentence of Clause 14.6 of the Lease Agreement is hereby amended to read as follows :

"If the Lease shall terminate pursuant to Clause 14.4, the Charterer shall forthwith pay to the Owner (i) the Early Termination Amount set out in column D or E of Appendix B together (if the Early Termination Amount does not fall due on a Rental Payment Date) with accrued interest thereon (it being agreed however that no interest shall accrue on that portion of the Early Termination Amount as equals the amount of money then subject to the Pledge) from the preceding Rental Payment Date to the date of payment, calculated on the basis of the actual number of days elapsed since such preceding Rental Payment Date at a rate equal to (A) (during the first 102 calendar months after the Delivery Date) the higher of (a) 8.442 % per annum or (b) the sum, as determined by the Owner, of (b1) 0,6 % (zero point six per cent) and (b2) the LIBOR applicable to the Variable Amount of the next following Rental Payment as defined in Clause 13.3.1 or (B) 7.82 % per annum thereafter, and (ii) if the Early Termination Amount is due on a Rental Payment Date, the relevant Rental Payment which falls due on that Rental Payment Date, and (iii) any other amounts which have then become due under this Agreement and have not already been paid and (iv) if the Early Termination Amount does not fall due on a Rental Payment Date such additional amounts as may be necessary to compensate the Owner for any costs, losses or expenses incurred by the Owner as a result of the re-employment of funds by the Lenders at rates lower than the cost to the Lenders of obtaining such funds until the next scheduled Rental Payment Date."

10. The third sentence of clause 18.2 of the Lease Agreement is hereby amended to read as follows :

"In the event of termination after Delivery, the Charterer shall pay to the Owner in accordance with Clause 18.4 (i) all amounts due under this Agreement as shall be payable and remain outstanding, (ii) if the Termination Indemnity becomes due on a Rental Payment Date the Rental Payment payable on that date,
(iii) the Termination Indemnity together (if the Termination Indemnity does not become due on a Rental Payment Date) with accrued interest thereon, (it being agreed however that no interest shall accrue on that portion of the Termination Indemnity as equals the money then subject to the Pledge) from the preceding Rental Payment Date to the date of payment calculated on the basis of the actual number of days elapsed since such preceding Rental Payment Date at a rate equal to (A) (during the first 102 calendar months after the Delivery Date) the higher of (a) 8.442 % per annum or (b) the sum, as determined by the Owner, of (b1) 0,6 % (zero point six per cent) and (b2) the LIBOR applicable to the Variable Amount of the next following Rental Payment as defined in Clause 13.3.1 or (B) 7.82 % per annum thereafter (provided always that the amount equal to the Instalments which is then subject to the Pledge shall be set off against and go to reduce the Charterer's obligation to pay the Termination Indemnity), (iv) if the Termination Indemnity does not become due on a Rental Payment Date, such additional amounts as may be necessary to compensate the Owner for any costs, losses or expenses incurred by the Owner as a result of the re-employment of funds by the Lenders at rates lower than the costs to the Lenders of obtaining such funds until the next scheduled Rental Payment Date, and (v) such additional amounts as may be necessary to compensate the Owner for any costs resulting from repossessing the Vessel.

11. The terms of Clause 21 of the Lease Agreement shall apply to the fees described in a letter of even date herewith from the Charterer to the Owner.

12. The Owners' address stated in Clause 22 of the Lease Agreement shall be replaced by the following :

                  GIE CRUISE VISION TWO
                  c/o Societe Generale
                  (FINT/STR/Ing)
                  Tour Societe Generale
                  92 972 PARIS - LA DEFENSE CEDEX
                  Fax : 33 1 42.14.01.63

13. Exhibits A and B of the Lease Agreement are hereby amended in their entirety to read as set forth in Exhibits A and B hereto.

14. The Charterer confirms to the Owner, for its benefit and for the benefit of the Lenders, that all the terms of the Delegation signed by the Charterer on the 15 March 1996 shall apply mutatis mutandis to the sums due by the Charterer to the Owner under the provisions of this Amendment No. 4.

15. This Amendment No. 4 takes effect as from 15th March 1998 (not included).

16. All the terms and conditions of the Lease Agreement not amended by this Amendment No. 4 shall remain unaltered in full force and effect and shall apply to this Amendment No. 4 whenever consistent.



Signed on September           , 1998 in three originals.



GIE CRUISE VISION TWO                    ROYAL CARIBBEAN CRUISES LTD.
by :       AIR BAIL
       (Administrateur)







by :  /s/ DIONY LEBOT                    by: /s/ KENNETH D. DUBBIN
      --------------------------------       ------------------------
      DIONY LEBOT                            KENNETH D. DUBBIN
                                             (Vice-President and Treasurer)

CRUISE VISION TWO

                                               EXHIBIT A : RENTAL PAYMENTS

---------------------------------------------------------------------------------------------------------------------------
                                              AMOUNT OF RENTAL PAYMENT
    RENTAL PAYMENT                        (in % of Owner's Purchase Price)
                                                                       ------------------------                NOTIONAL
     DATE (A)                          Fixed                 Variable              TOTAL Amount                 AMOUNT
       NO.     Date                   Amount                 Amount *                                           in USD
---------------------------------------------------------------------------------------------------------------------------
       1     15-mar-96                 3,8800%                 0,0000%                 3,8800%
       2     15-sep-96                 3,8800%                 0,0000%                 3,8800%
       3     15-mar-97                 3,8800%                 0,0000%                 3,8800%
       4     15-sep-97                 3,8800%                 0,0000%                 3,8800%
       5     15-mar-98                 3,8800%                 0,0000%                 3,8800%
         --------------------------------------------------------------------------------------
       6     15-sep-98              1,3274113%              2,2972887%              3,6247000%                 225 962 822
       7     15-mar-99              1,4860462%              2,1385538%              3,6246000%                 212 673 857
       8     15-sep-99              1,5939235%              2,0307765%              3,6247000%                 198 662 912
       9     15-mar-00              1,7621567%              1,8624433%              3,6246000%                 184 197 684
      10     15-sep-00              1,8968100%              1,7277900%              3,6246000%                 169 022 933
      11     15-mar-01              2,0832782%              1,5413218%              3,6246000%                 153 280 618
      12     15-sep-01              2,2114925%              1,4131075%              3,6246000%                 136 752 339
      13     15-mar-02              2,4349424%              1,1896576%              3,6246000%                 119 630 370
      14     15-sep-02              2,5795981%              1,0450019%              3,6246000%                 101 675 854
      15     15-mar-03              2,7851019%              0,8395981%              3,6247000%                  83 037 168
      16     15-sep-03              2,9822151%              0,6424849%              3,6247000%                  63 542 458
      17     15-mar-04              3,1872404%              0,4373596%              3,6246000%                  43 255 341
      18     15-sep-04              3,3989560%              0,2256440%              3,6246000%                  22 073 861
      19     15-mar-05              3,6246000%              0,0000000%              3,6246000%                           0
      20     15-sep-05              3,6246000%              0,0000000%              3,6246000%
      21     15-mar-06              3,6246000%              0,0000000%              3,6246000%
      22     15-sep-06              3,6246000%              0,0000000%              3,6246000%
      23     15-mar-07              3,6246000%              0,0000000%              3,6246000%
      24     15-sep-07              3,6246000%              0,0000000%              3,6246000%
      25     15-mar-08              3,6246000%              0,0000000%              3,6246000%
      26     15-sep-08              3,6246000%              0,0000000%              3,6246000%
      27     15-mar-09              3,6246000%              0,0000000%              3,6246000%
      28     15-sep-09              3,6246000%              0,0000000%              3,6246000%
      29     15-mar-10              3,6246000%              0,0000000%              3,6246000%
      30     15-sep-10              3,6246000%              0,0000000%              3,6246000%
      31     15-mar-11              7,4692000%              0,0000000%              7,4692000%
      32     15-sep-11              7,4692000%              0,0000000%              7,4692000%
      33     15-mar-12              7,4692000%              0,0000000%              7,4692000%
      34     15-sep-12              7,4692000%              0,0000000%              7,4692000%
      35     15-mar-13              7,4692000%              0,0000000%              7,4692000%
      36     15-sep-13              7,4692000%              0,0000000%              7,4692000%
      37     15-mar-14              7,4692000%              0,0000000%              7,4692000%
      38     15-sep-14              7,4692000%              0,0000000%              7,4692000%
      39     15-mar-15              7,4692000%              0,0000000%              7,4692000%
      40     15-sep-15              7,4692000%              0,0000000%              7,4692000%

---------------------------------------------------------------------------------------------------------------------------
         * Indicative, calculated with LIBOR = 6,00%

CRUISE VISION TWO

   EXHIBIT B:  TERMINATION INDEMNITY, PURCHASE OPTION PRICE, EARLY TERMINATION
               PAYMENT

                                                    ----------------------------------------------------------------------------
                                                    WITH NO TRANSFER     WITH TRANSFER     WITH NO TRANSFER       WITH TRANSFER
                                                    OF EXPORT CREDIT    OF EXPORT CREDIT   OF EXPORT CREDIT     OF EXPORT CREDIT

--------------------------------------------------------------------------------------------------------------------------------
                     POST-DELIVERY                    POST-DELIVERY       POST-DELIVERY      POST-DELIVERY       POST-DELIVERY
  RENTAL PAYMENT      TERMINATION      PURCHASE     EARLY TERMINATION   EARLY TERMINATION  EARLY TERMINATION   EARLY TERMINATION
     DATE (A)          INDEMNITY     OPTION PRICE*      PAYMENT 1           PAYMENT 2          PAYMENT 3           PAYMENT 4
      NO.    Date         (B)             (C)              (D)                 (E)                (F)                 (G)
--------------------------------------------------------------------------------------------------------------------------------
      1   15-mar-96     103,0400%                       100,1112%            97,0812%           99,1200%            96,1200%
      2   15-sep-96     102,2546%                        99,4746%            96,5456%           98,4897%            95,5897%
      3   15-mar-97     101,1050%                        98,4989%            95,8729%           97,5237%            94,9237%
      4   15-sep-97      99,8363%                        97,4879%            95,1649%           96,5227%            94,2227%
      5   15-mar-98      99,3969%                        96,9960%            94,4372%           96,0356%            93,5021%
        ------------------------------------------------------------------------------------------------------------------------
      6   15-sep-98      98,2040%                        95,8319%            93,4234%           94,8830%            92,4984%
      7   15-mar-99      96,9802%                        94,6376%            92,3878%           93,7005%            91,4730%
      8   15-sep-99      95,7338%                        93,4213%            91,3354%           92,4963%            90,4310%
      9   15-mar-00      94,4023%                        92,1220%            90,2080%           91,2099%            89,3148%
     10   15-sep-00      93,0364%                        90,7891%            89,0532%           89,8901%            88,1714%
     11   15-mar-01      91,5685%                        89,3567%            87,8080%           88,4719%            86,9386%
     12   15-sep-01      90,0963%                        87,9200%            86,5653%           87,0495%            85,7082%
     13   15-mar-02      88,4704%                        86,3334%            85,1820%           85,4786%            84,3386%
     14   15-sep-02      86,8427%                        84,7450%            83,8047%           83,9059%            82,9749%
     15   15-mar-03      85,1151%                        83,0591%            82,3395%           82,2367%            81,5242%
     16   15-sep-03      83,3228%                        81,3101%            80,8202%           80,5050%            80,0200%
     17   15-mar-04      81,4631%                        79,4953%            79,2454%           78,7082%            78,4607%
        ------------------------------------------------------------------------------------------------------------------------
     18   15-sep-04      79,5535%     80,4879%           77,6319%            77,6319%
     19   15-mar-05      77,5424%     78,5447%           75,6693%            75,6693%
     20   15-sep-05      75,4977%     76,5691%           73,6740%            73,6740%
     21   15-mar-06      73,3586%     74,5025%           71,5866%            71,5866%
     22   15-sep-06      71,1757%     72,3933%           69,4564%            69,4564%
     23   15-mar-07      68,8961%     70,1908%           67,2319%            67,2319%
     24   15-sep-07      66,5810%     67,9540%           64,9727%            64,9727%
     25   15-mar-08      64,1593%     65,6142%           62,6095%            62,6095%
     26   15-sep-08      61,6585%     63,1979%           60,1691%            60,1691%
     27   15-mar-09      59,0769%     60,7037%           57,6499%            57,6499%
     28   15-sep-09      56,4277%     58,1441%           55,0647%            55,0647%
     29   15-mar-10      53,6911%     55,5001%           52,3942%            52,3942%
     30   15-sep-10      50,8924%     52,7960%           49,6631%            49,6631%
     31   15-mar-11      47,3986%     50,0000%           46,2537%            46,2537%
     32   15-sep-11      43,6816%     48,6323%           41,1631%            41,1631%
     33   15-mar-12      38,9134%     43,8164%           36,3472%            36,3472%
     34   15-sep-12      34,4221%     39,2802%           31,8110%            31,8110%
     35   15-mar-13      30,1799%     34,9956%           27,5264%            27,5264%
     36   15-sep-13      26,1619%     30,9374%           23,4682%            23,4682%
     37   15-mar-14      22,3457%     27,0830%           19,6138%            19,6138%
     38   15-sep-14      18,7111%     23,4121%           15,9429%            15,9429%
     39   15-mar-15      15,2400%     19,9063%           12,4371%            12,4371%
     40   15-sep-15      12,6208%     17,2609%            9,7917%             9,7917%
     41   15-mar-16                   10,0000%

--------------------------------------------------------------------------------------------------------------------------------

On the 15 September 2004, the Purchase Option Price will be reduced of an amount equal to the Variable Amount given in Exhibit A on the corresponding date and increased of the Variable Amount as defined in Clause 13.3.1 calculated on the LIBOR applicable for the Rental Payment due on the corresponding date